Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-65980, 333-151645, 333-212293, and 333-225667 on Form S-8 of our reports dated February 20, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Fossil Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), and the effectiveness of Fossil Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fossil Group, Inc. for the year ended December 29, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 20, 2019